Exhibit 99.1

IMPLANT SCIENCES CORPORATION SECURES $1.5 MILLION

REVOLVING CREDIT LINE FROM BRIDGE BANK, N.A.

WAKEFIELD, MA…June 8, 2005…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced the execution of a revolving credit facility for $1.5 million with Silicon Valley based Bridge Bank, N.A.  The revolving credit facility has a one year term, provides for advances of up to eighty percent (80%) of eligible accounts receivable, bears interest at the prime rate plus one-half percent (1/2%), and is secured by certain assets of the Company.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “We are pleased to announce this revolving credit facility which should enhance the Company’s liquidity.  Bridge Bank is an ideal financial partner with a significant presence in Silicon Valley.  This financing source will provide additional working capital to support the Company’s growth and overall business strategy.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top trace element detection devices to identify explosives.  In addition, to its other cancer treatment products the Company recently received an FDA 510k approval for its new radioactive source for the use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

About Bridge Bank, N.A.

Bridge Bank is Santa Clara County’s (California) newest full-service bank. The Bank is dedicated to meeting the financial needs of small and middle-market businesses in Silicon Valley, Palo Alto, Sacramento, San Ramon-Pleasanton, San Diego, Bakersfield, Fresno and Orange County business communities.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.

Implant Sciences believes that this release contains forward-looking statements that are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission.

For further information contact:

Aurelius Consulting Group:	Implant Sciences Corporation:
Dave Gentry/Jeff Wadley (407) 644-4256	David C. Volpe, (508) 523-3141
dave@aurcg.com	dvolpe@implantsciences.com
www.runonideas.com	www.implantsciences.com